Exhibit 99.1

(1)       The Reporting Person is a managing director of Goldman, Sachs & Co. ("Goldman Sachs"). Goldman Sachs is a wholly-owned subsidiary of The Goldman Sachs Group, Inc. ("GS Group").  The Reporting Person disclaims beneficial ownership of the securities reported herein except to the extent of his pecuniary interest therein, if any, and this report shall not be deemed an admission that the Reporting Person is the beneficial owner of, or has any pecuniary interest in, such securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose.

(2)       In exchange for shares of El Paso Corporation ("EP") common stock in connection with the merger of EP into a subsidiary of the Issuer (the "Merger"), Goldman Sachs holds 238,659 shares of the Issuer’s Class P Common Stock (“Common Shares”) and 360,639 Warrants of the Issuer. On May 30, 2012, the date the proration adjustments to the merger consideration were determined, the closing price of the Common Shares was $33.67 per share.

(3)       The Limited Partnerships (as defined below) hold Series A-1 and Series A-2 shares of Class A Common Stock (“Class A Shares”).  A holder of Class A Shares may, from time to time prior to May 31, 2015, elect to convert some, or all, of its Class A Shares in order to sell the resulting shares of Common Shares to a third party or to make a distribution of such resulting Common Shares to its investors or partners.  As certain thresholds are met through holders of Class A Shares receiving additional value in the future from their ownership of the Class A Shares, either via distributions paid by the Issuer on such Class A Shares or future sales or distributions to its investors or partners of Common Shares received upon conversion of their Class A Shares, the holders of the Issuer’s Series B-1 or Series B-2 (as applicable) Class B Common Stock (“Class B Shares”) and Series C-1 or Series C-2 Class C (as applicable) Common Stock (“Class C Shares”) will convert or be entitled to convert a portion of their Class B Shares and Class C Shares into Common Shares, and the Class A Shares will have their conversion ratio reduced in proportion to the amount of Common Shares that the Class B Shares and Class C Shares receive upon conversion.  The total number of Common Shares that the Class A Shares, Class B Shares and Class C Shares may receive in the aggregate is fixed.  The formula for the conversion of Class A Shares, Class B Shares and Class C Shares into Common Shares, as well as the terms and conditions of such conversions, are specified in Article Fourth of the Issuer’s Certificate of Incorporation, filed as Exhibit 3.1 of the Issuer’s Form 10-Q, filed with the Securities and Exchange Commission on May 6, 2011.

In connection with the secondary offering of Common Shares (the "Secondary Offering") by certain selling stockholders of the Issuer, the Limited Partnerships converted some of their Class A Shares into the Common Shares that the Limited Partnerships sold in the Secondary Offering.  Each Limited Partnerships submitted its notice of conversion to the Issuer on June 6, 2012.  Pursuant to an underwriting agreement, dated June 6, 2012, and the final prospectus supplement filed by the Issuer on June 8, 2012, which offering was consummated on June 11, 2012, the Limited Partnerships converted, in the aggregate, 30,521,836 shares of Series A-1 Class A Shares and 7,554,291 shares of Series A-2 Class A Shares into 36,695,835 Common Shares that were sold in the Secondary Offering.

(4)       As of June 11, 2012, Goldman Sachs beneficially owns directly, and GS Group may be deemed to beneficially own indirectly, 238,659 Common Shares and 360,639 Warrants. Goldman Sachs and GS Group may be deemed to beneficially own indirectly, in the aggregate, 77,567,460 shares of Series A-1 Class A Shares and 19,182,551 shares of Series A-2 Class A Shares through certain limited partnerships (“Limited Partnerships”).  Affiliates of GS Group and Goldman Sachs are the general partner, managing limited partner or managing partner of the Limited Partnerships.  Goldman Sachs serves as the investment manager of certain of the Limited Partnerships and is a wholly-owned subsidiary of GS Group.  In addition, as of June 11, 2012, Goldman Sachs holds open short positions of 74,449 Common Shares and 113,700 Warrants.